JOHN HANCOCK STRATEGIC SERIES

Re-Designation of

Shares of Beneficial Interest of

John Hancock Strategic Income Fund,

a Series of John Hancock Strategic Series

It is hereby stated that:

1.	This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on April 16, 1986 under the name John Hancock High Income Trust.

2.	The present name of the business trust described above is John Hancock Strategic Series (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.	The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, approved the name change and re-designation of John Hancock Strategic Income Fund, a series of the Trust (the “Fund”), to “John Hancock Income Fund”, effective on June 29, 2012.

4.	The following is a true copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on June 3-5, 2012 to change the name of and re-designate the Fund, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that the name of the Fund be changed to and re-designated as “John Hancock Income Fund”, effective on or about June 29, 2012; and

FURTHER RESOLVED, that the officers of the Trust be, and each hereby severally is, authorized and directed to take any and all actions and to execute and deliver any and all documents and instruments as any of them may determine to be necessary or appropriate to effectuate the foregoing resolution, such determination to be conclusively evidenced by such action, and that all actions heretofore taken by any of such officers in connection with effectuating the foregoing resolution are hereby approved, ratified and confirmed.

IN WITNESS WHEREOF, I have affixed my signature this 20th day of June, 2012.

JOHN HANCOCK STRATEGIC SERIES

By:	/s/Nicholas J. Kolokithas
Name:	Nicholas J. Kolokithas
Title:	Assistant Secretary